Exhibit 99.1

J & J SNACK FOODS REPORTS FISCAL 2025 THIRD QUARTER RESULTS

Mount Laurel, NJ, August 5, 2025 – J & J Snack Foods Corp. (NASDAQ: JJSF) (the “Company”) today reported financial results for the third quarter ended June 28, 2025.

		Third Quarter
	Actuals	$ vs. LY	% vs. LY
Net Sales	$454.3M	$14.3M	3%
Gross Profit	$150.0M	$2.3M	2%
Operating Income	$60.6M	$10.5M	21%
Net Earnings	$44.2M	$7.9M	22%
Earnings per Diluted Share	$2.26	$0.39	21%

Adjusted Operating Income	$53.4M	$0.4M	1%
Adjusted EBITDA	$72.0M	$1.2M	2%
Adjusted Earnings per Diluted Share	$2.00	$0.02	1%

This press release contains non-GAAP financial measures. Please refer to the Non-GAAP Financial Measures section below for reconciliations to the most comparable GAAP measures.

Dan Fachner, J&J Snack Foods Chairman, President, and CEO stated, “We delivered strong third quarter results, achieving record performance across key financial metrics, including net sales of $454.3 million and adjusted EBITDA of $72.0 million. These results reflect the resilience of our business, the strength of our diversified portfolio, the continued appeal of our brands, and our team’s relentless focus on disciplined execution in the face of a cautious consumer environment and weather-related headwinds.

“Our performance was led by sales growth within our Food Service and Frozen Beverage segments, with meaningful sales growth in our core soft pretzel, bakery, and Dippin’ Dots businesses. Retail sales fell as we reduced promotional activity for frozen novelties while handheld sales declined due to capacity constraints resulting from a facility fire last year. We are implementing a solution to restore handheld capacity by the end of the calendar year. Sequential margin expansion was supported by a seasonal mix shift toward our higher-margin products, as well as recent pricing initiatives designed to offset persistent input cost inflation.

“As we close out our fiscal fourth quarter, we remain cautious given the consumer backdrop, tariff-related risks, and projections for box office sales to be down in the fourth quarter. Looking ahead to fiscal 2026, we remain focused on execution and innovation, with several key product launches and customer pilots underway across pretzels, churros and frozen beverages. We are also making progress on better-for-you innovation, including high protein pretzels and clean-label novelties with functional benefits. We remain committed to driving sustainable growth and long-term value for our customers, partners and shareholders.”

Third Quarter Highlights

Net sales increased 3.3% from the prior year quarter to $454.3 million due primarily to higher Food Service and Frozen Beverage sales.

Key highlights include:

●	Food Service segment sales increased 4.8%
●	Retail Supermarket segment sales decreased 7.1%
●	Frozen Beverage segment sales increased 6.1%

Gross profit increased from $147.8 million in the prior year quarter to $150.0 million, while gross margin declined from 33.6% to 33.0%. The slight decline in gross margin is mostly attributable to lower gross margin in the Frozen Beverage segment due to a higher proportion of lower margin machine sales in the quarter. Ingredient costs increased in the aggregate as compared to the prior year quarter, with the largest increases related to chocolates; however, price increases helped to offset these impacts in the quarter.

Total operating expenses of $89.4 million, which included a $10.6 million gain on insurance proceeds received for damage to property, plant and equipment, and a $1.5 million intangible asset impairment charge, represented 19.7% of sales for the quarter, compared to 22.2% in the prior year quarter. Excluding these non-recurring items, operating expenses would have increased less than 1% in the quarter.

●

Marketing and selling expenses were $33.8 million or 7.5% of sales, up slightly from 7.4% in the prior year quarter, and increased 3.8%. The increase was primarily related to expenses for summer promotions in our Frozen Beverages and Dippin’ Dots businesses.

●

Distribution expenses were $44.7 million or 9.8% of sales, down from 10.2% in the prior year quarter. Distribution cost improvements were driven by our exit from third-party logistics facilities, lower outbound freight costs from freight optimization initiatives, and lower fuel expenses.

●

Administrative expenses were $20.0 million or 4.4% of sales, down slightly from 4.5% in the prior year quarter. Administrative expenses were materially flat to the prior year quarter, reflecting expense control discipline.

Operating income was $60.6 million, compared to $50.1 million in the prior year quarter, while adjusted operating income was $53.4 million, compared to $53.1 million in the prior year quarter. Earnings per diluted share were $2.26, compared to $1.87 in the prior year quarter, while adjusted earnings per diluted share were $2.00, compared to $1.98 in the prior year quarter. The effective tax rate was 27.2%, compared to 27.9% in the prior year quarter.

Food Service Segment Third Quarter Highlights

●	Food Service sales increased 4.8% to $277.2 million.
●

Pretzel sales increased 12.8%, with a significant portion of the growth attributable to our Bavarian varieties. Churro sales declined 13.2%, reflecting the wind-down of a limited time offer program in the prior year.

●

Sales of new products and added placement with new customers were approximately $8.4 million in the quarter, driven primarily by the addition of frozen novelties and churro related products, as well as new distribution of cookies.

●

Operating income increased by $11.3 million, or 55.7% to $31.5 million, which included the net $9.1 benefit of the non-recurring insurance gain on proceeds received for property, plant and equipment, and the intangible asset impairment charge.

Retail Supermarket Segment Third Quarter Highlights

●	Retail sales decreased 7.1% to $63.9 million
●

Frozen novelties sales decreased 8.5% and were impacted by lower promotional activity in the quarter. Although frozen novelty sales declined in total, Dogsters and Dippin’ Dots Sundaes continued to deliver sales growth in the quarter. Retail handheld sales declined 21% as continued capacity constraints from the fire at our North Carolina facility last year limited sales. Soft pretzel sales increased 3.3%.

●

Sales of new products and added placement with new customers were approximately $3.3 million in the quarter driven by the recent launch of our Dippin’ Dots Sundaes as well as additional distribution of pretzel dogs.

●	Operating income decreased 26.3% to $5.8 million.

Frozen Beverages Segment Third Quarter Highlights

●	Frozen beverage segment sales increased 6.1% to $113.3 million.
●	Beverage sales declined 1.5% which included the impact of unfavorable foreign exchange rates.
●	Machine Service revenues increased 2.7% on higher call volumes, while machine sales increased 73.4%, primarily due to a major convenience customer upgrading its equipment across its store network.
●	Operating income increased 5.8% to $23.3 million driven primarily by the increase in equipment sales as well as focused expense management.

Conference Call

J&J Snack Foods Corp. will host a conference call to discuss results and business outlook on August 5, 2025, at 10:00 a.m. Eastern Time. Conference call participants should register by clicking on this Registration Link to receive the dial-in number and a personal PIN, which are required to access the conference call. A live audio webcast of the conference call will also be available on the Investors homepage at investors.jjsnack.com.

About J & J Snack Foods Corp.

J & J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche, and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, DIPPIN’ DOTS ice cream, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, HOLA! CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, revenue growth and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements, and expectations regarding any current or future recovery in our industry and the future impact of our operational efficiency projects. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of management. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include consumer spending, price competition, acceptance of new products, the pricing and availability of raw materials, transportation costs, changes in the competitive marketplace the uncertainty and ultimate economic impact of the COVID-19 pandemic or similar health outbreaks, and other risks identified in our annual report on Form 10-K, and our other filings with the Securities and Exchange Commission. Many of these factors are outside of the Company’s control.

Non-GAAP Financial Measures

Adjusted EBITDA consists of net earnings adjusted to exclude: income taxes (benefit); investment income; interest expense; depreciation and amortization; share-based compensation expense; net (gain) loss on sale or disposal of assets; impairment charges, restructuring costs, merger and acquisition costs, acquisition related inventory adjustments, strategic business transformation costs, integration costs, non-recurring legal fee settlements and gain on insurance proceeds received for damage to property, plant and equipment.

Adjusted Operating Income consists of operating income adjusted to exclude: impairment charges, restructuring costs, merger and acquisition costs, acquisition related amortization expenses and inventory adjustments, strategic business transformation costs, integration costs, non-recurring legal fee settlements, and gain on insurance proceeds received for damage to property, plant and equipment.

Adjusted Earnings per Diluted Share consists of net earnings adjusted to exclude: impairment charges, restructuring costs, merger and acquisition costs, acquisition related amortization expenses and inventory adjustment, strategic business transformation costs, integration costs, non-recurring legal fee settlements, and gain on insurance proceeds received for damage to property, plant and equipment. For purposes of comparability, the income tax effect of pre-tax adjustments is determined using statutory tax rates.

This press release contains certain non-GAAP financial measures; Adjusted EBITDA, Adjusted Operating Income, and Adjusted Earnings per Diluted Share. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.

The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur income, expenses, gains and losses, similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.

The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific income, expenses, gains, and losses, in an effort to show comparable business operating results for the periods presented. Similarly, Management believes these adjusted measures are useful performance measures because certain items included in the calculations may either mask or exaggerate trends in the Company’s ongoing operating performance. See the reconciliation of Non-GAAP Financial Measures below.

Investor Contact:

Joseph Jaffoni, Norberto Aja, or Jennifer Neuman

JCIR

(212) 835-8500

jjsf@jcir.com

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024

Net sales	$454,293	$439,957	$1,172,990	$1,147,999
Cost of goods sold	304,248	292,191	833,341	797,405
Gross profit	150,045	147,766	339,649	350,594

Operating expenses
Marketing	33,847	32,598	91,023	87,720
Distribution	44,685	45,074	126,128	129,626
Administrative	20,028	19,880	58,685	56,600
Intangible asset impairment charges	1,500	-	1,500	-
Gain on insurance proceeds received for damage to property, plant, and equipment	(10,622)	-	(10,622)	-
Other general expense	10	98	76	(1,055)
Total operating expenses	89,448	97,650	266,790	272,891

Operating income	60,597	50,116	72,859	77,703

Other income (expense)
Investment income	622	783	2,348	2,265
Interest expense	(441)	(543)	(738)	(1,532)

Earnings before income taxes	60,778	50,356	74,469	78,436

Income tax expense	16,531	14,057	20,255	21,526

NET EARNINGS	$44,247	$36,299	$54,214	$56,910

Earnings per diluted share	$2.26	$1.87	$2.77	$2.93

Weighted average number of diluted shares	19,537	19,456	19,554	19,423

Earnings per basic share	$2.27	$1.87	$2.78	$2.94

Weighted average number of basic shares	19,455	19,396	19,471	19,373

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	June 28,	September 28,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$77,377	$73,394
Accounts receivable, net	205,965	189,233
Inventories	194,965	173,141
Prepaid expenses and other	10,142	14,646
Total current assets	488,449	450,414

Property, plant and equipment, at cost	1,046,546	1,012,043
Less accumulated depreciation and amortization	641,563	620,858
Property, plant and equipment, net	404,983	391,185

Other assets
Goodwill	185,070	185,070
Trade name intangible assets, net	106,677	109,695
Other intangible assets, net	68,184	72,561
Operating lease right-of-use assets	156,763	152,383
Other	3,803	3,793
Total other assets	520,497	523,502
Total Assets	$1,413,929	$1,365,101

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$557	$243
Accounts payable	104,405	89,268
Accrued insurance liability	18,132	16,933
Accrued liabilities	23,171	10,063
Current operating lease liabilities	21,129	19,063
Accrued compensation expense	22,253	23,325
Dividends payable	15,175	15,178
Total current liabilities	204,822	174,073

Long-term debt	-	-
Noncurrent finance lease liabilities	1,525	445
Noncurrent operating lease liabilities	143,975	140,751
Deferred income taxes	87,908	87,824
Other long-term liabilities	5,774	5,038

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 19,455,000 and 19,460,000 respectively	139,200	136,516
Accumulated other comprehensive loss	(13,670)	(15,299)
Retained Earnings	844,395	835,753
Total stockholders' equity	969,925	956,970
Total Liabilities and Stockholders' Equity	$1,413,929	$1,365,101

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine months ended
	June 28,	June 29,
	2025	2024
Operating activities:
Net earnings	$54,214	$56,910
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation of fixed assets	48,296	47,141
Amortization of intangibles and deferred costs	5,871	5,244
Intangible asset impairment charges	1,500	-
(Gains) from disposals of property & equipment	(394)	(23)
Share-based compensation	4,580	4,841
Deferred income taxes	127	310
Gain on insurance proceeds received for damage to property, plant, and equipment	(10,622)	-
Gain on insurance proceeds received in excess of operating losses recognized	(799)	-
Other	212	268
Changes in assets and liabilities, net of effects from purchase of companies
(Increase) in accounts receivable	(16,491)	(10,949)
(Increase) in inventories	(21,634)	(7,264)
Net changes in other operating assets and liabilities	33,837	30,268
Net cash provided by operating activities	98,697	126,746

Investing activities:
Payments for acquisitions	-	(7,014)
Purchases of property, plant and equipment	(61,264)	(56,371)
Proceeds from disposal of property and equipment	1,413	484
Proceeds from insurance for fixed assets	11,421	-
Net cash (used in) investing activities	(48,430)	(62,901)

Financing activities:
Payments to repurchase common stock	(5,000)	-
Proceeds from issuance of stock	3,104	9,657
Borrowings under credit facility	40,000	57,000
Repayment of borrowings under credit facility	(40,000)	(72,000)
Payments on finance lease obligations	(182)	(120)
Payment of cash dividend	(45,575)	(42,693)
Net cash (used in) financing activities	(47,653)	(48,156)

Effect of exchange rates on cash and cash equivalents	1,369	(1,223)

Net increase in cash and cash equivalents	3,983	14,466
Cash and cash equivalents at beginning of period	73,394	49,581
Cash and cash equivalents at end of period	$77,377	$64,047

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (in thousands)

	Three months ended		Nine months ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Sales to external customers:
Food Service
Soft pretzels	$67,142	$59,529	$169,693	$163,985
Frozen novelties	52,804	51,701	104,764	100,464
Churros	26,269	30,269	76,803	89,155
Handhelds	21,281	21,300	67,348	62,851
Bakery	101,744	93,566	304,497	287,455
Other	7,930	8,081	19,001	19,135
Total Food Service	$277,170	$264,446	$742,106	$723,045

Retail Supermarket
Soft pretzels	$11,482	$11,110	$44,565	$46,010
Frozen novelties	42,297	46,210	85,558	82,747
Biscuits	4,440	4,839	17,295	18,078
Handhelds	5,957	7,562	16,243	20,266
Coupon redemption	(506)	(931)	(1,409)	(2,032)
Other	190	(67)	173	303
Total Retail Supermarket	$63,860	$68,723	$162,425	$165,372

Frozen Beverages
Beverages	$71,040	$72,092	$157,197	$158,708
Repair and maintenance service	24,378	23,748	72,232	71,538
Machines revenue	16,940	9,769	36,603	26,879
Other	905	1,179	2,427	2,457
Total Frozen Beverages	$113,263	$106,788	$268,459	$259,582

Consolidated sales	$454,293	$439,957	$1,172,990	$1,147,999

Depreciation and amortization:
Food Service	$12,752	$12,130	36,639	$33,976
Retail Supermarket	289	396	855	1,448
Frozen Beverages	5,616	5,667	16,673	16,961
Total depreciation and amortization	$18,657	$18,193	$54,167	$52,385

Operating Income:
Food Service	$31,515	$20,247	$34,432	$34,194
Retail Supermarket	5,755	7,812	8,919	13,374
Frozen Beverages	23,327	22,057	29,508	30,135
Total operating income	$60,597	$50,116	$72,859	$77,703

Capital expenditures:
Food Service	$16,764	$12,717	$43,268	$33,946
Retail Supermarket	44	-	189	2
Frozen Beverages	5,926	7,028	17,807	22,423
Total capital expenditures	$22,734	$19,745	$61,264	$56,371

Assets:
Food Service	$1,010,849	$991,815	$1,010,849	$991,815
Retail Supermarket	33,116	36,719	33,116	36,719
Frozen Beverages	369,964	352,141	369,964	352,141
Total assets	$1,413,929	$1,380,675	$1,413,929	$1,380,675

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(Unaudited) (in thousands)

	Three months ended		Nine months ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024

Reconciliation of GAAP Net Earnings to Adjusted EBITDA

Net Earnings	$44,247	$36,299	$54,214	$56,910
Income Taxes	16,531	14,057	20,255	21,526
Investment Income	(622)	(783)	(2,348)	(2,265)
Interest Expense	441	543	738	1,532
Depreciation and Amortization	18,657	18,193	54,167	52,385
Share-Based Compensation	1,828	1,634	4,580	4,842
Strategic Business Transformation Costs (2)	-	295	-	4,848
Gain on insurance proceeds received for damage to property, plant, and equipment	(10,622)	-	(10,622)	-
Restructuring Costs	-	-	260	-
Non-recurring Legal Expenses	-	-	591	-
Net (Gain) Loss on Sale or Disposal of Assets	72	(6)	149	(23)
Impairment Costs	1,500	-	1,500	-
Acquisition Related Inventory Adjustment	-	183	-	183
Merger and Acquisition Costs	-	250	-	250
Integration Costs	-	205	-	205
Adjusted EBITDA	$72,032	$70,870	$123,484	$140,393

Reconciliation of GAAP Operating Income to Adjusted Operating Income

Operating Income	60,597	50,116	72,859	77,703
Strategic Business Transformation Costs (2)	-	295	-	4,848
Gain on insurance proceeds received for damage to property, plant, and equipment	(10,622)	-	(10,622)	-
Restructuring Costs	-	-	260	-
Non-recurring Legal Expenses	-	-	591	-
Acquisition Related Amortization Expenses	1,946	2,012	5,871	5,244
Impairment Costs	1,500	-	1,500	-
Acquisition Related Inventory Adjustment	-	183	-	183
Merger and Acquisition Costs	-	250	-	250
Integration Costs	-	205	-	205
Adjusted Operating Income	$53,421	$53,061	$70,459	$88,433

Reconciliation of GAAP Earnings per Diluted Share to Adjusted Earnings per Diluted Share

Earnings per Diluted Share	$2.26	$1.87	$2.77	$2.93
Strategic Business Transformation Costs (2)	-	0.02	-	0.25
Gain on insurance proceeds received for damage to property, plant, and equipment	(0.54)	-	(0.54)	-
Restructuring Costs	-	-	0.01	-
Non-recurring Legal Expenses	-	-	0.03	-
Acquisition Related Amortization Expenses	0.10	0.10	0.30	0.27
Impairment Costs	0.08	-	0.08	-
Acquisition Related Inventory Adjustment	-	0.01	-	0.01
Merger and Acquisition Costs	-	0.01	-	0.01
Integration Costs	-	0.01	-	0.01

Tax Effect of Non-GAAP Adjustments (1)	0.10	(0.04)	0.03	(0.15)

Adjusted Earnings per Diluted Share	$2.00	$1.98	$2.68	$3.33

(1)	Income taxes associated with pre-tax adjustments determined using statutory tax rates
(2)	Strategic business transformation costs are start-up costs related to our regional distribution center supply chain transformation.